Filed Pursuant to Rule 424(b)(3)

Registration No. 333-287151

PROSPECTUS

Secondary Offering of
1,981,483 shares of Class A Common Stock

This prospectus relates to the offer and sale, from time to time, by the selling security holders identified in this prospectus (such selling security holders and their permitted transferees, the “Selling Holders”) of up to an aggregate of 1,981,483 shares (the “Resale Shares”) of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) of PSQ Holdings, Inc., a Delaware corporation (the “Company,” “we,” “us” and “our”), currently outstanding that were issued on October 24, 2024, in connection with a private investment in public equity transaction (the “PIPE Offering”), pursuant to which the Resale Shares were sold by the Company at $2.70 per share, for an aggregate purchase price of approximately $5.35 million pursuant to a Securities Purchase Agreement, dated October 22, 2024, by and among the Company and the purchasers listed therein (the “Securities Purchase Agreement”).

See the section titled “Selling Holders” for additional information. We will not receive any proceeds from the sale of the Resale Shares by the Selling Holders pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that the Selling Holders will offer or sell any of the Resale Shares. The Selling Holders may offer and sell the Resale Shares covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Holders may sell the Resale Shares in the section entitled “Plan of Distribution.” In addition, the Resale Shares being registered hereby are subject transfer restrictions that may prevent the Selling Holders from offering or selling such Resale Shares upon the effectiveness of the registration statement of which this prospectus is a part. See the section entitled “Description of Securities” for more information.

The sale of the Resale Shares being offered pursuant to this prospectus, or the perception that these sales could occur, could result in a decline in the public trading price of our Class A Common Stock. We will bear all costs, expenses and fees in connection with the registration of the Resale Shares, including with regard to compliance with state securities or “blue sky” laws. The Selling Holders will bear all commissions and discounts, if any, attributable to their sale of Resale Shares.

Each share of our Class A Common Stock entitles its holder to one vote per share on all matters submitted to a vote of stockholders except as otherwise expressly provided by our Charter (as defined herein) or as provided by law. Each share of our Class C Common Stock (as defined herein) entitles its holder, initially Mr. Michael Seifert, our Founder, President and Chief Executive Officer and Chairman of the Board, to a number of votes per share (rounded up to the nearest whole number) equal to (a) the aggregate number of outstanding shares of Class A Common Stock entitled to vote on the applicable matter as of the applicable record date plus 100, divided by (b) the aggregate number of outstanding shares of Class C Common Stock. As of the date of this prospectus, Mr. Seifert controls approximately 51.53% of our outstanding voting power due to his ownership of all of our outstanding shares of Class C Common Stock and, as such, the result of most matters to be voted upon by our stockholders will be controlled by Mr. Seifert, who can base his vote upon his best judgment and his fiduciary duties to our stockholders, and who otherwise will be able to exercise a very significant degree of control over our company. In addition, we are a “controlled company” within the meaning of applicable New York Stock Exchange (“NYSE”) rules as of the date of this prospectus and, consequently, qualify for exemptions from certain corporate governance requirements. As a result, our stockholders do not have the same degree of corporate governance protections under NYSE rules as those afforded to stockholders of companies that are not “controlled companies.”

You should read this prospectus and any prospectus supplement or amendment carefully before investing in our securities. Our Class A Common Stock trades on the NYSE under the ticker symbol “PSQH” and our Warrants trade on the NYSE under the ticker symbol “PSQH.WS”. On May 8, 2025, the closing price of our Class A Common Stock as reported by NYSE was $1.94 per share and the closing price of our Public Warrants as reported by NYSE was $0.21. Each of our Warrants is exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share.

We are an emerging growth company and a smaller reporting company under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company” on page 3 of this prospectus.

Investing in our securities involves a high degree of risk. You should carefully read and consider the risk factors set forth under the caption “Risk Factors” on page 5 of this prospectus, in any accompanying prospectus supplement and in the documents incorporated or deemed incorporated by reference into this prospectus and the accompanying prospectus supplement before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 16, 2025.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the “SEC”) using a shelf registration process. Under this shelf registration process, the Selling Holders may, from time to time, sell the Class A Common Stock offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Holders of the Class A Common Stock offered by them described in this prospectus. This prospectus provides you with a general description of the Class A Common Stock that is registered hereunder that may be offered by the Selling Holders.

Neither we nor the Selling Holders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Holders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Holders will make an offer to sell the Class A Common Stock in any jurisdiction where the offer or sale is not permitted.

You should carefully read this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein as described below under the captions “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before making a decision to invest in our securities.

You should rely only on the information set forth in or incorporated by reference into this prospectus and any accompanying prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not making an offer to sell the Class A Common Stock in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein are accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires, throughout this prospectus and any accompanying prospectus supplement, the words “PublicSquare,” “PSQ,” “we,” “us,” “our,” “the registrant” or the “Company” refer to PSQ Holdings, Inc., and the term “securities” refers collectively to our preferred stock, common stock, debt securities, warrants, units and any combination of the foregoing securities.

This prospectus contains summaries of certain provisions contained in documents described in this prospectus. All of the summaries are qualified in their entirety by the actual documents, which you should review before making a decision to invest in our Class A Common Stock. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

FREQUENTLY USED TERMS

Unless otherwise stated in this prospectus or the context otherwise requires, references in this document to:

“Board” means the board of directors of the Company. References herein to the Company will include its subsidiaries to the extent reasonably applicable.

“Business Combination” means the business combination of Colombier and Private PSQ pursuant to the terms of the Merger Agreement and the other transactions contemplated by the Merger Agreement.

“Bylaws” means the Amended and Restated Bylaws of the Company as in effect on the date of this prospectus.

“Charter” means the Restated Charter of the Company as in effect on the date of this prospectus.

“Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Company.

“Class C Common Stock” means the shares of Class C common stock, par value $0.0001 per share, of the Company.

“Closing” means the closing of the Business Combination.

“Common Stock” means our Class A Common Stock and Class C Common Stock together.

“Colombier” means the Company prior to the Closing.

“Colombier Sponsor” means Colombier Sponsor LLC, a Delaware limited liability company.

“Colombier Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of Colombier, prior to the Closing of the Business Combination.

“Colombier Class B Common Stock” means the Class B Common Stock, par value $0.0001 per share, of Colombier, prior to the Closing of the Business Combination.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Earnout Shares” means up to 3,000,000 shares of Class A Common Stock that may be issued by the Company to Participating Equityholders upon achievement of certain trading price-based targets for the Company Common Stock following Closing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“IPO” means the initial public offering of Colombier’s Units at a public offering price of $10.00 per Unit that it consummated on June 11, 2021.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of February 27, 2023, by and among Colombier, Merger Sub, Colombier Sponsor, as purchaser representative, and PSQ.

“Merger Sub” means Colombier-Liberty Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Colombier prior to the Closing.

“NYSE” means the New York Stock Exchange.

“PIPE Offering” means the private investment in public equity transaction that closed on October 24, 2024, pursuant to which the Resale Shares were sold by the Company at $2.70 per share, for an aggregate purchase price of approximately $5.35 million.

“PIPE Purchasers” means the purchasers party to the Securities Purchase Agreement (or their permitted transferees), that purchased the Resale Shares in the PIPE Offering.

“Private PSQ” means PublicSq. Inc. (f/k/a PSQ Holdings, Inc.), a Delaware corporation, prior to the Business Combination. References herein to Private PSQ will include its subsidiaries to the extent reasonably applicable.

“Private Placement” means the private placement consummated simultaneously with the IPO in which Colombier issued the Private Warrants to the Colombier Sponsor at a purchase price of $1.00 per Private Warrant for aggregate consideration of $5,700,000.

“Private Warrants” means one (1) whole warrant entitling the holder thereof to purchase one (1) share of Class A Common Stock at a purchase price of $11.50 per share originally issued to the Colombier Sponsor in the Private Placement.

“PSQ Founder” means Michael Seifert, our Founder, President, Chief Executive Officer and Chairman of the Board.

“Public Warrants” means one (1) whole redeemable warrant that was included in as part of each Unit, entitling the holder thereof to purchase one (1) share of Class A Common Stock at a purchase price of $11.50 per share.

“Resale Shares” means the Class A Common Stock sold in the PIPE Offering.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Purchase Agreement” means that certain securities purchase agreement, dated October 22, 2024, by and among the Company and the purchasers listed therein, pursuant to which the PIPE Offering was conducted.

“Sponsor Distributees” means the members of Colombier Sponsor at the time of the Closing.

“Units” means the units issued in our IPO consisting of one (1) share of Colombier Class A Common Stock and one-third (1/3) of one Public Warrant.

“Warrants” means Private Warrants and Public Warrants, collectively.

“Warrant Agent” means Continental Stock Transfer & Trust Company.

“Warrant Agreement” means that certain Warrant Agreement, dated June 8, 2021, between Colombier and Continental Stock Transfer & Trust Company, as Warrant Agent.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our Class A Common Stock. You should read this entire prospectus carefully, including any prospectus supplement and the matters discussed under the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and the consolidated financial statements and related notes included in or incorporated by reference in this prospectus before making an investment decision.

Company Overview

PublicSquare is a technology-enabled Marketplace & Payments ecosystem that serves an audience of consumers and merchants who value life, family, and liberty. PublicSquare operates under three segments: Financial Technology, Marketplace, and Brands. The Financial Technology (“FinTech”) segment comprises Credova, a “Buy Now Pay Later” company focused on the outdoors & shooting sports industry, and PSQ Payments, a “cancel-proof” payments processing company. The primary mission of the Marketplace segment is to help consumers “shop their values” and put purpose behind their purchases with American-owned small businesses. PublicSquare leverages data and insights from the Marketplace to assess its customers’ needs and provide wholly-owned quality financial products and brands. PublicSquare’s Brands segment comprises EveryLife, a premium D2C life-affirming baby products company.

On March 13, 2024, we acquired Credova Holdings, Inc., the parent company of Credova Financial, LLC (collectively, “Credova”), which operates a point-of-sale FinTech platform providing “Buy Now Pay Later” and other financing solutions catered to the outdoors & shooting sports industries.

The Company’s three operating segments — Financial Technology, Marketplace, and Brands — are summarized below:

Financial Technology

Financial Technology includes both Credova and PSQPayments LLC (“PSQ Payments”). Credova assists consumers, lenders, and retailers in offering point-of-sale financing products. Credova has developed and maintains an internet-based proprietary retail finance platform and related application programming interfaces (“APIs”) through which Credova, certain Federal Deposit Insurance Corporation (“FDIC”) and National Credit Union Administration (“NCUA”) insured financial institutions, other insured financial institutions authorized by Credova, and merchants can dynamically offer certain financing products. PSQ Payments was launched on October 28, 2024 and is a payment stack consisting of a framework of technological components and services the Company’s customers can utilize to manage their payment processes.

Marketplace

The PSQ Marketplace (the “Platform”) is our primary customer and merchant acquisition tool. The Platform is free to use for shoppers, who can utilize the Platform to search and shop from quality American small businesses, both locally and across the country. These values-aligned businesses include e-commerce merchants, restaurants, banks, and other service providers. The Merchants on our platform can list their businesses at no cost, are charged transaction fees when shoppers purchase their products through our Marketplace, and can choose to conduct paid advertising on the platform to increase their exposure to our customers.

The Platform can be accessed through two primary means:

●	Mobile application — Available for both iOS and Android-based devices.

●	Web — Via web browser at PublicSquare.com.

Brands

EveryLife is a direct-to-consumer baby care company founded in 2023 with a mission to provide premium products for every miraculous life. EveryLife believes that every baby is a gift from God and deserves love, protection, and celebration. EveryLife is committed to its core values, ensuring excellence in product quality, and demonstrating generosity by donating diapers and wipes to moms in need (via its unique “Buy For a Cause” program). This commitment has quickly set EveryLife apart, elevating both its brand and products. Since its launch in July 2023, EveryLife has been delivering premium, high-performing, price-accessible products that align with the pro-life and pro-family values of its consumers.

Our Values

We are passionate about our mission and that passion guides everything we do. We are driven to transform the United States, for the better, through the power of commerce. We as a company embrace and promote five core values that differentiate us greatly from our competitors. These five values are:

●	We are united in our commitment to freedom and truth — that’s what makes us Americans.

●	We will always protect the family unit and celebrate the sanctity of every life.

●	We believe small business members and the communities who support them are the backbone of our economy.

●	We believe in the greatness of the United States of America and will always fight to defend it.

●	Our constitution is non-negotiable — government isn’t the source of our rights, so it can’t take them away.

These five core values are the foundation of our Company’s vision, which connects the consumer and merchants who use our services to promote their voice through their purchasing power, or “vote with their wallets”.

Corporate Information

PSQ Holdings, Inc. is a Delaware corporation. Our principal executive offices are located at 313 Datura Street, Suite 200, West Palm Beach, Florida 33401, and our telephone number is (877) 776-2402. Our principal website address is www.publicsquare.com. Information contained in, or accessible through, our website is not a part of, and is not incorporated into, this prospectus.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” (“EGC”), as defined in the Jumpstart Our Business Startups Act of 2012. We may remain an EGC until the last day of the fiscal year following the fifth anniversary of the consummation of our IPO, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time or if we have annual gross revenues of $1.235 billion or more in any fiscal year, we would cease to be an EGC as of December 31 of the applicable year. We also would cease to be an EGC if we issue more than $1 billion of non-convertible debt over a three-year period. For so long as we remain an EGC, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not EGCs. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

We are also a “smaller reporting company,” as defined in Rule 12b-2 promulgated under the Exchange Act. We may continue to be a smaller reporting company if either (1) the market value of our stock held by non-affiliates is less than $250 million or (2) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies.

Controlled Company Exemption

Michael Seifert, our Founder, President and Chief Executive Officer and Chairman of the Board, as a result of his ownership of all of the shares of our outstanding Class C Common Stock, owns 51.53% of our outstanding voting power for the election of directors as of the date of this prospectus. As a result, we are a “controlled company” within the meaning of applicable NYSE rules as of the date of this prospectus and, consequently, qualify for exemptions from certain corporate governance requirements. Our stockholders do not have the same protections afforded to stockholders of companies that are subject to such requirements.

THE OFFERING

We are registering the offer and sale, from time to time, by the Selling Holders of up to an aggregate of 1,981,483 Resale Shares sold in the PIPE Offering by the Company at $2.70 per share, for an aggregate purchase price of approximately $5.35 million pursuant to the Securities Purchase Agreement. The following information is as of May 9, 2025 and does not give effect to issuances of our Class A Common Stock, warrants or options to purchase shares of our Class A Common Stock after such date, or any exercise of warrants or options after such date.

Issuer	PSQ Holdings, Inc.

Shares of Class A Common Stock offered by the Selling Holders	We are registering the resale by the Selling Holders named in this prospectus, or their permitted transferees, of up to 1,981,483 shares of Class A Common Stock.

Terms of the Offering	The Selling Holders will determine when and how they will dispose of the shares of Class A Common Stock registered for resale under this prospectus.

Use of Proceeds	We will not receive any proceeds from the sale of the Class A Common Stock to be offered by the Selling Holders.

Risk Factors	See “Risk Factors” on page 5 of this prospectus and the documents referenced in that section for a discussion of factors you should carefully consider before deciding to invest in shares of our Class A Common Stock.

Market for Class A Common Stock	Our Class A Common Stock trades on the NYSE under the ticker symbol “PSQH.” On May 8, 2025, the closing price of our Class A Common Stock as reported by NYSE was $1.94 per share.

For additional information concerning the offering, see “Plan of Distribution” beginning on page 18.

Unless otherwise indicated, all information in this prospectus relating to the number of shares of our Class A Common Stock outstanding is based on 42,325,298 shares of Class A Common Stock outstanding as of May 9, 2025 and does not include:

●	3,353,134 shares of Class A Common Stock underlying unvested restricted stock units (“RSUs”);

●	5,750,000 shares of Class A Common Stock underlying public warrants to purchase shares of Class A Common Stock at an exercise price of $11.50 per share (the “Public Warrants”);

●	5,700,000 shares of Class A Common Stock underlying private warrants to purchase shares of Class A Common Stock at an exercise price of $11.50 per share (the “Private Warrants”, and together with the Public Warrants, the “Warrants”);

●	6,136,105 shares of Class A Common Stock underlying outstanding convertible promissory notes;

●	Up to 596,005 shares of Class A Common Stock issuable under the 2023 Employee Stock Purchase Plan (the “ESPP”); and

●	1,469,737 shares of Class A Common Stock reserved for future issuance under our PSQ Holdings, Inc. 2023 Stock Incentive Plan (the “Plan”).

Unless otherwise indicated, all information contained in this prospectus assumes no vesting of the RSUs described above, no exercise of the Warrants, no conversion of the outstanding convertible promissory notes, and no issuances under the Plan or the ESPP.

RISK FACTORS

An investment in our Class A Common Stock involves a high degree of risk. You should carefully read and review the risk factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, the risk factors discussed under the caption “Risk Factors” in any accompanying prospectus supplement, and any risk factors discussed in our other filings with the SEC which are incorporated by reference into this prospectus and any accompanying prospectus supplement before investing in our Class A Common Stock. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also materially and adversely affect us. If any of the risks or uncertainties described in our most recent Annual Report on Form 10-K, any accompanying prospectus supplement or our other filings with the SEC or if any additional risks and uncertainties actually occur, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that case, the trading price of our Class A Common Stock could decline, and you could lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. This includes, without limitation, statements regarding expectations, hopes, beliefs, intentions, plans, prospects, financial results or strategies regarding us and the future held by our management team and the products and markets, future financial condition, expected future performance and market opportunities of our business. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus, forward-looking statements may be identified by the use of words such as “estimate,” “continue,” “could,” “may,” “might,” “possible,” “predict,” “should,” “would,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “designed to” or other similar expressions that predict or indicate future events or trends or that are not statements of historical facts. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.

We caution readers of this prospectus that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, which could cause the actual results to differ materially from the expected results. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics, projections of market opportunity and market share, potential benefits and the commercial attractiveness to our customers of products and services sold through our platform, the prospects of our recently launched direct-to-consumer (“D2C”) business and the potential success of our marketing and expansion strategies. These statements are based on various assumptions, whether or not identified in the prospectus, and on the current expectations of our management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. These forward-looking statements are subject to a number of risks and uncertainties, including:

●	changes in the competitive industries and markets in which we operate or plan to operate;

●	changes in applicable laws or regulations affecting our business;

●	our ability to implement business plans, forecasts, and other expectations, and to identify and realize additional opportunities;

●	risks related to our limited operating history, the rollout and/or expansion of our business and the timing of our expected business milestones;

●	risks related to our potential inability to achieve or maintain profitability and generate significant revenue;

●	current and future conditions in the global economy, including as a result of economic uncertainty, and its impact on us, our business and the markets in which we operate;

●	our ability to retain existing advertisers and consumer and business members and attract new advertisers and consumer and business members;

●	our potential inability to manage growth effectively;

●	our ability to recruit, train and retain qualified personnel;

●	estimates for the prospects and financial performance of our business may prove to be incorrect or materially different from actual results;

●	risks related to future market adoption of our offerings;

●	risks related to our marketing and growth strategies;

●	the effects of competition on our business;

●	our ability to meet the continued listing standards of the NYSE;

●	expectations with respect to our future operating and financial performance and growth, including when we will generate positive cash flow from operations;

●	our ability to raise funding on reasonable terms as necessary to develop our products in the timeframe contemplated by our business plan;

●	our ability to execute our anticipated business plans and strategy; and

●	other risks and uncertainties described in this prospectus or any prospectus supplement, including those under the section entitled “Risk Factors.”

If any of these risks materialize or any of our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that we presently do not know or that we currently believe are immaterial that could also cause actual results to differ materially from those contained in the forward-looking statements. In addition, forward-looking statements reflect our expectations, plans or forecasts of future events and views as of the date of this prospectus. We anticipate that subsequent events and developments may cause our assessments to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our assessments as of any date subsequent to the date of this prospectus. Accordingly, undue reliance should not be placed upon the forward-looking statements. Actual results, performance or achievements may, and are likely to, differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements were based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control. Forward-looking statements are not guarantees of performance. All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements.

USE OF PROCEEDS

All of the shares of Class A Common Stock offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales.

DESCRIPTION OF SECURITIES

The following is a summary of the material terms of our securities and is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Charter and Bylaws in their entirety for a complete description of the rights and preferences of our securities.

General

Our authorized capital stock consists of (a) 540,000,000 shares of Common Stock, $0.0001 par value per share, consisting of (i) 500,000,000 shares of Class A Common Stock and (ii) 40,000,000 shares of Class C Common Stock, and (b) 50,000,000 shares of undesignated preferred stock, $0.0001 par value per share.

As of May 9, 2025, we have 42,325,298 shares of Class A Common Stock, 3,213,678 shares of Class C Common Stock and no shares of preferred stock outstanding.

Common Stock

Voting Rights

Class A Common Stock

Holders of shares of Class A Common Stock are entitled to one vote for each share of Class A Common Stock held on all matters submitted to a vote of stockholders except as otherwise expressly provided by our Charter or as provided by law. Our Charter does not provide the Class A Common Stock with cumulative voting for the election of directors. Accordingly, holders of at least a majority of the voting power of then-outstanding shares of the Common Stock entitled to vote in the election of directors, voting together as a single class, will be able to elect all of our directors.

Class C Common Stock

Each share of our Class C Common Stock entitles its holder to a number of votes per share (rounded up to the nearest whole number) equal to (a) the aggregate number of outstanding shares of Class A Common Stock entitled to vote on the applicable matter as of the applicable record date plus 100, divided by (b) the aggregate number of outstanding shares of Class C Common Stock (the “Per Share Class C Voting Power”). The issued and outstanding shares of Class C Common Stock, as a group, are entitled to a number of votes equal to the Per Share Class C Voting Power multiplied by the total number of shares of Class C Common Stock outstanding.

Each share of Class C Common Stock held by the PSQ Founder may be converted by the PSQ Founder at any time into one share of Class A Common Stock.

In the event that, the PSQ Founder transfers shares of Class C Common Stock to any person other than certain permitted transferees, such transferred shares will convert automatically into shares of Class A Common Stock having only one vote per share. All outstanding shares of Class C Common Stock will convert into Class A Common Stock (i) in the event the PSQ Founder is no longer at least one of an officer or director of PSQ, or dies or becomes incapacitated, or (ii) at such time as the total number of outstanding shares of Class C Common Stock falls below 50% of the total number of outstanding shares of Class C Common Stock.

Other than with respect to voting power, our Class C Common Stock has the same rights and privileges as our Class A Common Stock.

Dividend Rights

Subject to preferences that may apply to any shares of convertible preferred stock outstanding at the time, the holders of shares of our Common Stock are entitled to receive dividends out of funds legally available if our Board, in our discretion, determines to issue dividends and then only at the times and in the amounts that our Board may determine. Stock dividends with respect to each class of our Common Stock may only be paid with shares of stock of the same class of common stock.

No Preemptive or Similar Rights

Our Common Stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of our Common Stock held by each such holder, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Registration Rights

On July 19, 2023, in connection with the Closing, we, the Colombier Sponsor and certain Private PSQ stockholders (the “New Investors” and together with the Colombier Sponsor, the “Investors”) entered into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the terms of the Registration Rights Agreement, we are obligated to file one or more registration statements to register the resales of Class A Common Stock held by the Investors after the Closing, including Class A Common Stock that was issued upon conversion of Colombier Class B Common Stock, or issuable upon conversion of Class C Common Stock, and Earnout Shares. One or more Investors holding 20% of the aggregate number of registrable securities owned by all Investors are entitled under the Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of their registrable securities (up to a maximum of four demand registrations). The Registration Rights Agreement also provides such Investors with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Under the Registration Rights Agreement, we agreed to indemnify the Investors and certain persons or entities related to such Investors such as their officers, directors, employees and agents and each person who controls such Investor (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including attorneys’ fees) resulting from any untrue or alleged untrue statement, or omission or alleged omission, of a material fact in any registration statement or prospectus pursuant to which the Investors sell their registrable securities, unless such liability arose from such Investor’s misstatement or alleged misstatement, or omission or alleged omission, and the Investors including registrable securities in any registration statement or prospectus agreed to indemnify us and certain persons or entities related to us such as our officers and directors and underwriters against all losses caused by their misstatements or omissions (or alleged misstatements or omissions) in those documents.

In connection with the PIPE Offering, the Company and the PIPE Purchasers entered into a Registration Rights Agreement (the “October Registration Rights Agreement”) pursuant to which, among other customary terms and indemnification provisions, the Company agreed to prepare and file a registration statement for the resale of (i) all of the Resale Shares and (ii) any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the Resale Shares (together, the “Registrable Securities”), on or before the 180th calendar day following the Closing Date (as defined in the Securities Purchase Agreement) and use its commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as soon as practicable and no later than the 90th calendar day following the filing date, and use its commercially reasonable efforts to keep such registration statement continuously effective until the date that all Registrable Securities covered by such registration statement (i) have been sold, or (ii) may be sold by non-affiliates without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144.

Lock-Up Period

Pursuant to the Securities Purchase Agreement, the PIPE Purchasers have agreed not to, during the period (the “Lock-Up Period”) beginning on October 24, 2024 (the “Closing”) and ending on the earlier of (A) the one (1) year anniversary of the date of the Closing or (B) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of the Company’s Class A Common Stock for cash, securities or other property: (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Resale Shares, (ii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Resale Shares, (iii) engage in any short sales, including all such sales defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers or (iv) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii), (iii) or (iv) above is to be settled by delivery of Resale Shares or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii), (iii) or (iv), a “Prohibited Transfer”), subject to certain enumerated exceptions, as set forth in the Securities Purchase Agreement.

Preferred Stock

Our Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting powers, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able to, without stockholder approval, issue preferred stock with voting powers and other rights that could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding as of the date of this Prospectus. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Warrants

Each Public Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. The Public Warrants will expire five years after the Closing of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. As of the date of this prospectus, we have 5,750,000 Public Warrants outstanding.

We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Class A Common Stock upon exercise of a warrant unless the Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

On October 12, 2023, a registration statement on Form S-1 was declared effective, covering the shares of Class A Common Stock issuable upon exercise of the warrants, and we intend to maintain a current prospectus relating to those shares of Class A Common Stock until the warrants expire or are redeemed, as specified in the warrant agreement. If we fail to maintain a registration statement covering the shares of Class A Common Stock issuable upon exercise of the warrants, warrant holders may exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our reasonable best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the Public Warrants become exercisable, we may call the warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants. If we call our Public Warrants for redemption and our management does not take advantage of this option, the Colombier Sponsor and its permitted transferees would still be entitled to exercise their Private Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

In the event we determine to redeem the Public Warrants, holders of our redeemable warrants would be notified of such redemption as described in our warrant agreement. Specifically, in the event that we elect to redeem all of the redeemable warrants as described above, we will fix a date for the redemption (the “Redemption Date”). Notice of redemption will be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via our posting of the redemption notice to The Depository Trust Company (“DTC”).

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of the Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised that person’s warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on per share consideration minus the Black-Scholes warrant value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants in order to determine and realize the option value component of the Public Warrant. This formula is to compensate the Public Warrant holder for the loss of the option value portion of the Public Warrant due to the requirement that the Public Warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Public Warrants and the Private Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as Warrant Agent, and Colombier. You should review a copy of the Warrant Agreement, which has been publicly filed with the SEC and which you can find in the list of exhibits to this registration statement, for a complete description of the terms and conditions applicable to the Warrants. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then issued and outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The Public Warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Public Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the warrant holder.

Private Warrants

Except as described below, the Private Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. Commencing 30 days after the Closing the Private Warrants (including the Class A Common Stock issuable upon exercise of the Private Warrants) became transferable, assignable and salable. The Private Warrants will not be redeemable by us so long as they are held by the Colombier Sponsor or its permitted transferees. As of the date of this prospectus, we have 5,700,000 Private Warrants outstanding. The Sponsor Distributees, or their permitted transferees, have the option to exercise the Private Warrants on a cashless basis. If the Private Warrants are held by holders other than the Sponsor Distributees or their permitted transferees, the Private Warrants will be subject to the same terms and conditions as the Public Warrants, and among other matters, be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the Warrant Agent.

Our Transfer Agent and Warrant Agent

The transfer agent for our Common Stock and Warrant Agent for our Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and Warrant Agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Anti-Takeover Provisions

Our Charter and the Bylaws could have the effect of delaying, deferring or discouraging another person from acquiring control over us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Among other things, the Charter and Bylaws include provisions regarding:

●	the terms of the Class C Common Stock, which are held by the PSQ Founder, and provide the PSQ Founder with a majority of the voting power of our Common Stock on any vote of our stockholders, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us;

●	opting out of Section 203 of the DGCL to allow us to establish our own rules governing business combinations with interested parties;

●	the ability of our Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

●	the limitation of the liability of, and the indemnification of, our directors and officers;

●	the exclusive right of our Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our Board;

●	the requirement that a special meeting of stockholders may be called only by our Board, the chairperson of our Board, or our chief executive officer, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

●	controlling the procedures for the conduct and scheduling of Board and stockholder meetings;

●	the requirement for the affirmative vote of holders of at least 75% of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal certain provisions of the Charter or any provision of the Bylaws, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our Board and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

●	the ability of our Board to amend the bylaws, which may allow our Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt;

●	advance notice procedures with which stockholders must comply to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us; and

●	our Board is divided into three classes, Class I, Class II and Class III, with each class serving staggered terms, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our Board or management.

Charter and Restated Bylaw Provisions

Our Charter and Bylaws include a number of provisions that may have the effect of deterring hostile takeovers, or delaying or preventing changes in control of our management team or changes in our Board or our governance or policy, including the following:

Issuance of Undesignated Preferred Stock

Our Board has the authority, without further action by the stockholders, to issue up to 50,000,000 shares of undesignated preferred stock with rights, powers and preferences, including voting powers, designated from time to time by our Board. The existence of authorized but unissued shares of preferred stock enables our Board to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Exclusive forum for certain lawsuits

Our Charter requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against any of our current or former directors, officers, employees or stockholders for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware or if such court does not have subject matter jurisdiction, the federal district court of the State of Delaware. Our Charter also requires, to the fullest extent permitted by applicable law, the federal district courts of the United States to be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and stockholders although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Notwithstanding, the Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, (i) the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, and (ii) unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder.

Special meeting of stockholders

Our Bylaws provide that special meetings of our stockholders may be called only by the chairman of our Board, or our chief executive officer, or our Board pursuant to a resolution adopted by a majority of our Board, and may not be called by any other person.

Advance notice requirements for stockholder proposals and director nominations

Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by our secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14A-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

No action by written consent

Our Charter provides that our stockholders are not entitled to take any action by written consent in lieu of a meeting of stockholders.

Board of Directors

Our Board is divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The term of the Class I Directors will expire at our 2027 annual meeting of the stockholders, the term of the Class II Directors shall expire at our 2025 annual meeting of the stockholders and the term of the Class III Directors will expire at our 2026 annual meeting of the stockholders. All directors elected at annual meetings of stockholders will be elected for terms ending on the third annual meeting of stockholders following the annual meeting of the stockholders at which such director was elected or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Our Charter and our Bylaws provide that the authorized number of directors may be changed only by resolution of our Board. Subject to the terms of any preferred stock, any or all of the directors may be removed only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of our capital stock entitled to vote thereon. Any vacancy on our Board, including a vacancy resulting from an enlargement of our Board, may be filled only by the affirmative vote of a majority of our directors then in office.

Listing of Securities

Our Class A Common Stock and Public Warrants are currently listed on the NYSE under the symbols “PSQH” and “PSQH.WS,” respectively.

SELLING HOLDERS

This prospectus relates to the resale by the Selling Holders from time to time of up to 1,981,483 shares of Class A Common Stock. The Selling Holders may from time to time offer and sell any or all of the Class A Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement.

When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table below, and their permitted transferees who later come to hold any of the Selling Holders’ interest in the Class A Common Stock or Warrants in accordance with the terms of the October Registration Rights Agreement governing the registration rights applicable to such Selling Holder’s shares of Class A Common Stock.

The following table sets forth, as of the date of this prospectus, the names of the Selling Holders, the aggregate number of shares of Class A Common Stock beneficially owned prior to the offering, the aggregate number of shares of Class A Common Stock that the Selling Holders may offer pursuant to this prospectus, and the number of shares of Class A Common Stock beneficially owned by, and percentage ownership of, the Selling Holders after the sale of the Class A Common Stock offered hereby. We have based percentage ownership following the offering on 42,325,298 shares of Class A Common Stock, 3,213,678 shares of Class C Common Stock outstanding as of May 9, 2025, and have assumed that each Selling Holder will sell all shares of Class A Common Stock offered pursuant to this prospectus.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all Class A Common Stock that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Holders will in fact sell any or all of such Class A Common Stock. In addition, the Selling Holders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Common Stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Holders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Unless otherwise indicated, the business address of each of the following entities or individuals is: 313 Datura Street, Suite 200, West Palm Beach, Florida 33401.

Name of Selling Holders	Shares of Class A Common Stock Beneficially Owned Prior to This Offering	Shares of Class A Common Stock to be Sold in This Offering	Shares of Class A Common Beneficially Owned After This Offering	%
The Jeff Sprecher and Kelly Loeffler Foundation (1)	1,203,704	1,203,704	—	—
Be Led, LLC (2)	629,630	629,630	—	—
Willie Langston(3)	148,149	148,149	—	—

*	Represents less than 1%.

(1)	The address of The Jeff Sprecher and Kelly Loeffler Foundation is 3060 Peachtree Road NW, Suite 1815, Atlanta, GA 30305.

(2)	The address of Be Led, LLC is 590 16th Ave S., Naples, FL 34102.

(3)	The address of Mr. Willie Langston is 2415 San Felipe, #12, Houston, TX 77019.

PLAN OF DISTRIBUTION

We are registering the offer and sale, from time to time, of an aggregate of 1,981,483 Resale Shares sold in the PIPE Offering to the Selling Holders to permit the sale, transfer or other disposition of the Resale Shares by the Selling Holders or their donees, pledgees, transferees or other successors-in-interest from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Holders of the Resale Shares. We will, or will procure to, bear all fees and expenses incident to our obligation to register the Resale Shares.

Subject to certain customary exceptions, the Class A Common Stock sold in the PIPE Offering are subject to Lock-Up Period pursuant to the Securities Purchase Agreement. See the section entitled “Description of Securities” for more information.

The Selling Holders may sell all or a portion of the Resale Shares beneficially owned by them and offered hereby from time to time, directly or through one or more underwriters, broker-dealers or agents. If the Resale Shares are sold through underwriters or broker-dealers, the Selling Holders will be responsible for underwriting discounts (it being understood that the Selling Holders shall not be deemed to be underwriters solely as a result of their participation in this offering) or commissions or agent’s commissions. The Resale Shares may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The Selling Holders may use any one or more of the following methods when selling Resale Shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	to or through underwriters or purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the Selling Holders to sell a specified number of such Resale Shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Holders also may resell all or a portion of the Resale Shares in open market transactions in reliance upon Rule 144 under the Securities Act, as amended, or the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the Selling Holders may arrange for other broker-dealers to participate in sales. If the Selling Holders effect such transactions by selling Resale Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Holders or commissions from purchasers of the Resale Shares for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2121.01.

In connection with sales of the Resale Shares or otherwise, the Selling Holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Resale Shares in the course of hedging in positions they assume. The Selling Holders may also sell Resale Shares short and if such short sale takes place after the date that this registration statement is declared effective by the SEC, the Selling Holders may deliver Resale Shares covered by this prospectus to close out short positions and to return borrowed Class A Common Stock in connection with such short sales. The Selling Holders may also loan or pledge Resale Shares to broker-dealers that in turn may sell such Resale Shares, to the extent permitted by applicable law. The Selling Holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the Selling Holders have been advised that they may not use Resale Shares the resale of which has been registered on this registration statement to cover short sales of our Class A Common Stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The Selling Holders may, from time to time, pledge or grant a security interest in some or all of the Resale Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Resale Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Holders to include the pledgee, transferee or other successors in interest as Selling Holders under this prospectus. The Selling Holders also may transfer and donate the Resale Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Holders and any broker-dealer or agents participating in the distribution of the Resale Shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Holders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act including Rule 172 thereunder and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Each Selling Holder has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Resale Shares. Upon the Company being notified in writing by a Selling Holders that any material arrangement has been entered into with a broker-dealer for the sale of the Resale Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Holders and of the participating broker-dealer(s), (ii) the number of Resale Shares involved, (iii) the price at which such the Resale Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8.0%).

Under the securities laws of some U.S. states, the Resale Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some U.S. states the Resale Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Holders will sell any or all of the Resale Shares registered pursuant to the registration statement, of which this prospectus forms a part.

Each Selling Holder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Resale Shares by the Selling Holder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Resale Shares to engage in market-making activities with respect to the Resale Shares. All of the foregoing may affect the marketability of the Resale Shares and the ability of any person or entity to engage in market-making activities with respect to the Resale Shares.

We will pay all expenses of the registration of the Resale Shares pursuant to the October Registration Rights Agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each Selling Holder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify the Selling Holders against certain liabilities, including some liabilities under the Securities Act, in accordance with the October Registration Rights Agreement, or the Selling Holders will be entitled to contribution. We may be indemnified by the Selling Holders against certain civil liabilities set forth in the October Registration Rights Agreement, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Holders specifically for use in this prospectus, in accordance with the October Registration Rights Agreement, or we may be entitled to contribution.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Holders, may have banking, lending or other relationships with us or perform services for us or the Selling Holders, in the ordinary course of business.

We will make copies of this prospectus available to the Selling Holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Holders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

The validity of the Resale Shares being offered hereby will be passed upon by Nelson Mullins Riley & Scarborough LLP, Washington, DC.

EXPERTS

The consolidated financial statements of PSQ Holdings, Inc. for the years ended December 31, 2024 and 2023 and for each of the years in the two-year period ended December 31, 2024, incorporated by reference into this registration statement/prospectus have been audited by UHY LLP, an independent registered public accounting firm, as set forth in their report thereon incorporated by reference herein and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and the securities offered in this prospectus, reference is made to that registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at www.publicsquare.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Because we are incorporating by reference future filings with the SEC, this prospectus and the accompanying prospectus supplement are continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus and the accompanying prospectus supplement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus, the accompanying prospectus supplement or in any document previously incorporated by reference have been modified or superseded. Our periodic reports are filed with the SEC under SEC File Number 001-40457.

We hereby incorporate by reference the following documents:

●	our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 13, 2025;

●	those portions of our Definitive Proxy Statement on Schedule 14A for our 2025 Annual Meeting of Stockholders filed with the SEC on April 25, 2025 that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2024;

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 filed with the SEC on May 8, 2025;

●	our Current Reports on Form 8-K filed with the SEC on January 29, 2025, February 21, 2025 (Item 5.02 only), and March 4, 2025, in each case only to the extent filed and not furnished; and

●	the description of our securities contained in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 13, 2025.

In addition, all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, until the offering of the securities offered hereby is terminated or completed, shall be deemed to be incorporated by reference into this prospectus.

Unless specifically stated to the contrary, none of the information that we may furnish to the SEC under Items 2.02 and 7.01 of any Current Report on Form 8-K, including any related exhibits under Item 9.01, will be incorporated by reference into, or otherwise included in, this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide each person to whom a prospectus is delivered a copy of all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. You may obtain copies of these filings, at no cost, through the “Investors” section of our website (www.publicsquare.com) and you may request a copy of these filings (other than an exhibit to any filing unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

General Counsel

313 Datura Street, Suite 200

West Palm Beach, Florida 33401

Telephone: (877) 776-2402

Secondary Offering of
1,981,483 shares of Class A Common Stock

PROSPECTUS

May 16, 2025